                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated May 10, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer
Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock
(and the accompanying Rights (as defined below)) of
Shared Medical Systems Corporation
at
$73.00 Net Per Share
by
Autobahn Acquisition Corporation
a wholly owned subsidiary of
Siemens Corporation
an indirect wholly owned subsidiary of
Siemens Aktiengesellschaft

Autobahn Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Parent"), an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG") is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights"), the "Shares"), of Shared Medical Systems Corporation, a Delaware corporation (the "Company"), at a price of $73.00 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 10, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information
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agent (the "Information Agent"), incurred in connection with the Offer.
Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 7, 2000, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered prior to the expiration date of the Offer and not withdrawn in accordance with the terms of the Offer, a number of Shares representing at least a majority of the total number of outstanding Shares (the "Minimum Condition") and (2) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the satisfaction of certain other conditions. See Section 13 of the Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 30, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The purpose of the Offer is for Siemens AG, indirectly through the Purchaser, to acquire a majority voting interest in the Company as the first step in a business combination. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that simultaneously with or as soon as practicable after expiration of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company in accordance with relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL) will be converted into the right to receive $73.00 in cash or any higher price which may be paid for Shares pursuant to the Offer, without interest (the "Merger Consideration").

The Board of Directors of the Company, by unanimous vote of the directors present at a meeting of the Board of Directors held on April 30, 2000, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, approved the Merger and the other transactions contemplated by the Merger and approved the Merger Agreement. The Board of Directors recommends that the Company's stockholders accept the Offer and tender their Shares in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by the Purchaser because of any extension of the Offer or delay in making any payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

If any of the conditions set forth in the Offer to Purchase that relate to the Purchaser's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Wednesday, June 7, 2000 (or any other time then set as the Expiration Date), the Purchaser may, in its sole discretion, subject to the Merger Agreement as described below, elect to, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 7, 2000, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser shall expire. The Purchaser does not currently intend to make a subsequent offering period available following the Expiration Date (the "Subsequent Offering Period") pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although it reserves the right to do so in its sole discretion.

Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the offering period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) subject to limitations provided in the Merger Agreement, to terminate or amend the Offer on the failure of any of the conditions specified therein and (iii) to waive any condition (other than the Minimum Condition described herein) and to modify or change any other term and condition of the Offer (subject to the consent of the Company in certain instances), by giving oral or written notice of such delay, termination, amendment, waiver, modification or change to the Depositary. The Purchaser will make a public announcement of any such delay, termination, amendment, waiver, modification or change. Unless previously approved by the Company in writing, no term and condition of the Offer may be modified or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), limits the number of Shares sought in the Offer, changes the material conditions to the Offer in a manner adverse to the Company or its stockholders or imposes additional material conditions to the Offer. If the Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. On the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, promptly after expiration of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered during the offering period and not withdrawn pursuant to the Offer that the Purchaser is permitted to accept and pay for under applicable law. The Purchaser will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Shares tendered in any Subsequent Offering Period and accepted for payment may not be withdrawn. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any decision to provide a Subsequent Offering Period will be announced at least five business days prior to the expiration of the Offering Period and the Purchaser will announce the approximate number and percentage of Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Saturday, July 8, 2000. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided to the Purchaser its list of stockholders and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is

Georgeson logo

17 State Street, 10th Floor
New York, New York 10004

Call Collect: (212) 440-9800
Call Toll Free: (800) 223-2064

The Dealer Manager for the Offer is:

Credit Suisse/First Boston logo

Eleven Madison Avenue
New York, New York 10010-3629
Call Toll Free: (800) 646-4543
May 10, 2000